Exhibit 99.1

News Release

Rayonier Announces the Election of Gregg A. Gonsalves to its Board of Directors

WILDLIGHT, Fla. – Month Day, Year – Rayonier Inc. (NYSE:RYN) announced today that Gregg A. Gonsalves has been elected to its Board of Directors.
Mr. Gonsalves is an Advisory Partner at Integrated Capital, a leading, hotel-focused, private real estate advisory and investment firm. Prior to joining Integrated Capital, Mr. Gonsalves served at Goldman Sachs for 20 years, most recently as a Managing Director in its Real Estate Group and Merger Leadership Group; he was also the Partner responsible for Goldman's Real Estate Merger & Acquisition Business.
Mr. Gonsalves presently serves on the public boards of Cowen Inc. and RREEF Property Trust, Inc. (a public, non-listed, real estate focused REIT) and on the private boards of POP Tracker and RREEF America REIT II, Inc., an open-end core real estate fund. He also serves as Chairman of the Board of Directors of the Jackie Robinson Foundation, having been a Jackie Robinson Scholarship recipient himself while pursuing his undergraduate degree. He previously served as Chairman of the Board of Directors of Cedar Realty Trust, a grocery-anchored public REIT. He earned his Bachelor of Science in Mechanical Engineering from Columbia University in 1989 and his Master of Business Administration from Harvard University in 1993.
“Gregg will add valuable insight and perspective to the Rayonier board,” said Dod A. Fraser, Chairman of the Board. “With his addition, the board will gain extensive capital markets expertise, mergers and acquisitions experience, and perspective on the REIT sector. We are excited about his election and look forward to his future contributions to the Board.”
To accommodate Mr. Gonsalves’ election, the board has expanded from nine members to ten, with nine independent members and the CEO. Mr. Gonsalves has been appointed to serve on the Board’s Audit Committee and the Compensation Committee.

About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of September 30, 2022, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.79 million acres), U.S. Pacific Northwest (486,000 acres) and New Zealand (417,000 acres). More information is available at www.rayonier.com.

Contacts:
Rayonier Inc.
Investors: Collin Mings, investorrelations@rayonier.com
Media: Alejandro Barbero, alejandro.barbero@rayonier.com

Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097      www.rayonier.com